EXHIBIT 99.1

Curtiss-Wright Reports First Quarter Financial Results

CHARLOTTE, N.C., April 29, 2015 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) reported financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Operating Highlights from Continuing Operations

  Net sales increased 1% to $546 million, from $543 million in 2014; Organic sales up 3%;
  Operating income increased 19% to $73 million, from $61 million in 2014;
  Operating margin increased 210 basis points to 13.3%, from 11.2% in 2014;
  Net earnings from continuing operations increased 19% to $43 million, or $0.89 per diluted share, from $36 million, or $0.74 per diluted share, in 2014;
  New orders totaled $629 million, up 8% from 2014, primarily due to higher demand within the defense markets, driving book-to-bill to 1.15; and
  Backlog of approximately $1.65 billion was nearly unchanged from December 31, 2014.

"We were pleased with our solid first quarter results, which were driven by 3% organic sales growth, and improved organic operating income and margin growth in our commercial businesses, generating $0.89 in diluted earnings per share," said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. "This performance reflects our drive for operating margin expansion as we continue to leverage the scale and critical mass of One Curtiss-Wright.

"Our first quarter results in the Power segment reflect the receipt of a termination change order on the former Progress Energy U.S. AP1000 plant, which ceased construction years ago due to state funding constraints. This order, originally anticipated in the second quarter, provided a one-time net benefit of $0.10 to the current quarter diluted EPS results. We are maintaining our current full-year diluted EPS guidance of $3.80 to $3.90, and anticipate solid margin improvement in all three segments during the second half of 2015.

"Further, as part of our commitment to buyback at least $200 million in stock in 2015, we repurchased approximately $47 million in stock in the first quarter. Overall, we believe that our steadfast commitment to improving profitability, generating strong free cash flow and maintaining a balanced capital allocation strategy will continue to enhance shareholder value."

First Quarter 2015 Operating Results from Continuing Operations

(In thousands)	1Q-2015	1Q-2014	% Change
Sales	$ 546,199	$ 542,959	1%
Operating income	72,835	61,034	19%
Operating margin	13.3%	11.2%	210 bps

Sales

Sales of $546 million in the first quarter increased $3 million, or 1%, compared to the prior year period, driven by solid 3% organic growth (excluding effects of foreign currency translation, acquisitions and divestitures) across all three segments, offset by 2% in unfavorable foreign currency translation.

From an end market perspective, first quarter sales to the commercial markets decreased 1%, while sales to the defense markets increased 4%, compared to the prior year period. Please refer to the accompanying tables for a breakdown of sales by end market.

Operating Income

Operating income in the first quarter was $73 million, an increase of approximately $12 million or 19% compared to the prior year period. This improvement was primarily driven by the one-time benefit of the termination change order, as well as solid organic growth in the Commercial/Industrial segment. On an organic basis, operating income improved 16%, excluding $2 million in foreign currency translation.

Operating margin was 13.3%, an increase of 210 basis points over the prior year period, reflecting higher operating income in all three segments and the benefits of our ongoing margin improvement initiatives. On an organic basis, operating margin improved 150 basis points to 12.7%.

Non-segment operating expense

Non-segment costs were slightly higher as compared with the prior year period, primarily due to higher foreign exchange transactional losses partially offset by lower pension costs.

Net Earnings

First quarter net earnings increased 19% from the comparable prior year period. Interest expense of approximately $9 million was in-line with the prior year period. Our effective tax rate for the current quarter was 32.8%, an increase from 30.1% in the prior year period, driven by a decline in the manufacturing deduction as well as the mix of domestic income.

Free Cash Flow

(In thousands)	1Q-2015	1Q-2014
Net cash used for operating activities	$ (171,091)	$ (14,593)
Capital expenditures	(9,096)	(18,365)
Free cash flow	$ (180,187)	$ (32,958)
Pension payment	145,000	7,800
Adjusted free cash flow	$ (35,187)	$ (25,158)

Free cash flow, defined as cash flow from operations less capital expenditures, was ($180 million) for the first quarter of 2015, compared to ($33 million) in the prior year period, or a decrease of $147 million. Adjusted free cash flow, defined as free cash flow excluding pension contributions of $145 million and $8 million from current and prior year periods, respectively, decreased $10 million to approximately ($35) million, primarily due to higher tax payments in the current year period, partially offset by higher cash earnings. Capital expenditures of $9 million were $9 million lower in the first quarter of 2015, as the prior year period included investments in facility expansions that did not recur this year.

Other Items – Discontinued Operations

During the first quarter of 2015, the Company recorded an after-tax book charge on its discontinued operations of approximately $27 million, or $0.57 diluted earnings per share.

Other Items – Share Repurchase

Beginning in January 2015, the Company began to repurchase shares under its previously announced $200 million share repurchase program, which it expects to complete by year-end.

During the first quarter, the Company repurchased approximately 673,500 shares of its common stock for approximately $47 million.

Full-Year 2015 Guidance

The Company is maintaining its full-year 2015 financial guidance as follows:

	2015 Guidance	Chg vs. 2014
Total sales	$2.28 - $2.33 billion	2% - 4%
Operating income	$303 - $312 million	7% - 10%
Operating margin	13.3% - 13.4%	+ 70 - 80 bps
Interest expense	$37 - 38 million
Effective tax rate	~32%
Diluted earnings per share	$3.80 - $3.90	10% - 13%
Diluted shares outstanding	47.8 million
Free cash flow	$100 - $120 million
Adjusted free cash flow *	$245 - $265 million

Notes: A more detailed breakdown of our 2015 guidance by segment and by market can be found in the attached accompanying schedules.

Effective January 30, 2015, Curtiss-Wright elected to make a $145 million contribution to its corporate defined benefit pension plan, which is expected to significantly reduce annual pension expense and annual cash contributions going forward.

*Adjusted free cash flow guidance excludes the aforementioned pension contribution of $145 million.

First Quarter 2015 Segment Performance

Commercial/Industrial

(In thousands)	1Q-2015	1Q-2014	% Change
Sales	$ 297,887	$ 300,953	(1%)
Operating income	43,289	38,496	12%
Operating margin	14.5%	12.8%	170 bps

Sales for the first quarter were approximately $298 million, a decrease of $3 million, or 1%, over the comparable prior year period.  Organic sales increased 2% over the prior year period, excluding $9 million in unfavorable foreign currency translation. Within the commercial aerospace market, we experienced higher sales of OEM actuation systems and sensors and controls products, primarily on the Boeing 737 and Airbus A380 programs, offset by lower sales for surface treatment services primarily due to unfavorable foreign currency translation. In the general industrial market, lower international project sales of severe-service industrial valves serving the energy markets and unfavorable foreign currency translation were partially offset by higher domestic sales of industrial vehicle products.

Operating income in the first quarter was $43 million, an increase of $5 million, or 12%, from the comparable prior year period, while operating margin increased 170 basis points to 14.5%. The improvement in operating income and operating margin was primarily driven by higher sales of industrial vehicle products, as well as the benefit of our ongoing margin improvement initiatives. We also experienced higher profitability for surface treatment services and industrial valves products, despite lower sales volumes, due to ongoing cost reduction initiatives.

Defense

(In thousands)	1Q-2015	1Q-2014	% Change
Sales	$ 113,500	$ 112,371	1%
Operating income	18,027	15,784	14%
Operating margin	15.9%	14.0%	190 bps

Sales for the first quarter were approximately $113 million, an increase of $1 million, or 1%, over the comparable prior year period. Organic sales increased 4% over the prior year period, excluding $4 million in unfavorable foreign currency translation. Our results reflect strong ground defense sales, driven by higher demand for turret drive stabilization systems from international customers and improved domestic Abrams platform sales. Those gains were offset by lower demand on several military helicopter programs, including the Apache and Chinook platforms.

Operating income in the first quarter was $18 million, an increase of approximately $2 million, or 14%, compared to the prior year period, while operating margin improved 190 basis points to 15.9%. This improvement in operating income and operating margin was primarily driven by higher sales of embedded computing products and the benefits of our ongoing margin improvement initiatives, largely offset by higher estimated costs on certain long-term development contracts.  In addition, favorable foreign currency translation added approximately $2 million to current quarter results.

Power

(In thousands)	1Q-2015	1Q-2014	% Change
Sales	$ 134,812	$ 129,635	4%
Operating income	19,512	14,275	37%
Operating margin	14.5%	11.0%	350 bps

Sales for the first quarter were approximately $135 million, an increase of approximately $5 million, or 4%, compared to the prior year period. Within the power generation market, our results reflect the benefit of the non-recurring termination order on the former Progress Energy domestic AP1000 plant. This improvement was partially offset by lower China AP1000 program revenues compared to the prior year period, as well as lower aftermarket sales supporting domestic nuclear operating reactors, as a result of ongoing deferred spending on maintenance and upgrades.  Within the naval defense market, we experienced higher sales of pumps and generators supporting the Virginia-class submarine program, which were mainly offset by decreased production on the Ford-class aircraft carrier program.

Operating income in the first quarter was approximately $20 million, a 37% increase from the comparable prior year period, while operating margin increased 350 basis points to 14.5%. This improvement in operating income and operating margin was primarily driven by the aforementioned termination change order on the domestic AP1000 program.

Conference Call Information

The Company will host a conference call to discuss first quarter 2015 financial results and updates to 2015 guidance at 9:00 a.m. EDT on Thursday, April 30, 2015. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
($'s in thousands, except per share data)

	Three Months Ended March 31,		Change
	2015	2014	$	%
Product sales	$ 445,687	$ 436,227	$ 9,460	2%
Service sales	100,512	106,732	(6,220)	(6%)
Total net sales	546,199	542,959	3,240	1%

Cost of product sales	293,009	288,934	4,075	1%
Cost of service sales	62,094	69,411	(7,317)	(11%)
Total cost of sales	355,103	358,345	(3,242)	(1%)

Gross profit	191,096	184,614	6,482	4%

Research and development expenses	15,262	16,877	(1,615)	(10%)
Selling expenses	31,088	32,631	(1,543)	(5%)
General and administrative expenses	71,911	74,072	(2,161)	(3%)

Operating income	72,835	61,034	11,801	19%

Interest expense	(8,996)	(9,055)	59	1%
Other income, net	481	112	369	NM

Earnings before income taxes	64,320	52,091	12,229	23%
Provision for income taxes	21,097	15,661	5,436	35%
Earnings from continuing operations	$ 43,223	$ 36,430	$ 6,793	19%

Loss from discontinued operations, net of tax	$ (27,232)	$ (1,266)	$ (25,966)	NM

Net earnings	$ 15,991	$ 35,164	$ (19,173)	(55%)

Basic earnings per share
Earnings from continuing operations	$ 0.91	$ 0.76
Earnings from discontinued operations	(0.57)	(0.03)
Total	$ 0.34	$ 0.73

Diluted earnings per share
Earnings from continuing operations	$ 0.89	$ 0.74
Earnings from discontinued operations	(0.56)	(0.02)
Total	$ 0.33	$ 0.72

Dividends per share	$ 0.13	$ 0.13

Weighted average shares outstanding:
Basic	47,724	47,982
Diluted	48,732	49,130

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($'s in thousands, except par value)

	March 31, 2015	December 31, 2014	Change %
Assets
Current assets:
Cash and cash equivalents	$ 215,594	$ 450,116	(52%)
Receivables, net	496,019	495,480	0%
Inventories, net	390,188	388,670	0%
Deferred tax assets, net	45,953	44,311	4%
Assets held for sale	92,169	147,347	(37%)
Other current assets	100,925	45,151	124%
Total current assets	1,340,848	1,571,075	(15%)
Property, plant, and equipment, net	439,305	458,919	(4%)
Goodwill	983,996	998,506	(1%)
Other intangible assets, net	337,007	349,227	(3%)
Other assets	24,243	21,784	11%
Total assets	$ 3,125,399	$ 3,399,511	(8%)

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 965	$ 1,069	(10%)
Accounts payable	131,887	152,266	(13%)
Accrued expenses	109,893	145,938	(25%)
Income taxes payable	5,543	22,472	(75%)
Deferred revenue	150,655	176,693	(15%)
Liabilities held for sale	29,138	35,392	(18%)
Other current liabilities	55,260	38,163	45%
Total current liabilities	483,341	571,993	(15%)
Long-term debt	965,189	953,279	1%
Deferred tax liabilities, net	105,328	51,554	104%
Accrued pension and other postretirement benefit costs	68,860	226,687	(70%)
Long-term portion of environmental reserves	14,024	14,911	(6%)
Other liabilities	87,950	102,654	(14%)
Total liabilities	1,724,692	1,921,078	(10%)

Stockholders' equity
Common stock, $1 par value	49,190	49,190	0%
Additional paid in capital	153,432	158,043	(3%)
Retained earnings	1,479,107	1,469,306	1%
Accumulated other comprehensive loss	(182,481)	(128,411)	42%
Less: cost of treasury stock	(98,541)	(69,695)	41%
Total stockholders' equity	1,400,707	1,478,433	(5%)

Total liabilities and stockholders' equity	$ 3,125,399	$ 3,399,511	(8%)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
($'s in thousands)

	Three Months Ended March 31,
	2015	2014	Change %
Sales:
Commercial/Industrial	$ 297,887	$ 300,953	(1%)
Defense	113,500	112,371	1%
Power	134,812	129,635	4%

Total sales	$ 546,199	$ 542,959	1%

Operating income (expense):
Commercial/Industrial	$ 43,289	$ 38,496	12%
Defense	18,027	15,784	14%
Power	19,512	14,275	37%

Total segments	$ 80,828	$ 68,555	18%
Corporate and other	(7,993)	(7,521)	(6%)

Total operating income	$ 72,835	$ 61,034	19%

Operating margins:
Commercial/Industrial	14.5%	12.8%
Defense	15.9%	14.0%
Power	14.5%	11.0%
Total Curtiss-Wright	13.3%	11.2%

Segment margins	14.8%	12.6%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SALES BY END MARKET (UNAUDITED)
($'s in thousands)

	Three Months Ended March 31,
	2015	2014	Change $	Change %
Defense markets:
Aerospace	$ 71,346	$ 71,605	$ (259)	--%
Ground	18,655	13,858	4,797	35%
Naval	89,062	87,886	1,176	1%
Other	2,726	957	1,769	NM
Total Defense	$ 181,789	$ 174,306	$ 7,483	4%

Commercial markets:
Commercial Aerospace	$ 101,020	$ 103,098	$ (2,078)	(2%)
Power Generation	113,235	109,086	4,149	4%
General Industrial	150,155	156,469	(6,314)	(4%)
Total Commercial	$ 364,410	$ 368,653	$ (4,243)	(1%)

Total Curtiss-Wright	$ 546,199	$ 542,959	$ 3,240	1%

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Use of Non-GAAP Financial Information

The Corporation supplements our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. We believe that these non-GAAP measures provide investors with additional insight into the company's ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:

Organic Revenue and Organic Operating income

The Corporation discloses organic revenue and organic operating income because the Corporation believes it provides investors with insight as to the Company's ongoing business performance.  Organic revenue and organic operating income are defined as revenue and operating income excluding the impact of foreign currency fluctuations and contributions from acquisitions made during the last twelve months.

	Three Months Ended March 31, 2015 vs 2014
	Commercial/Industrial		Defense		Power		Total Curtiss-Wright
	Sales	Operating income	Sales	Operating income	Sales	Operating income	Sales	Operating income
Organic	2%	12%	4%	(0%)	4%	38%	3%	16%
Acquisitions	0%	(0%)	0%	0%	0%	(1%)	0%	(0%)
Foreign Currency	(3%)	(0%)	(3%)	14%	(0%)	(0%)	(2%)	3%
Total	(1%)	12%	1%	14%	4%	37%	1%	19%

Free Cash Flow

The Corporation discloses free cash flow because the Corporation believes it measures cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($'s in thousands)

	Three Months Ended March 31,
	2015	2014

Net cash used by operating activities	$ (171,091)	$ (14,593)
Capital expenditures	(9,096)	(18,365)
Free cash flow	$ (180,187)	$ (32,958)

Pension Payment	145,000	7,800

Adjusted free cash flow	$ (35,187)	$ (25,158)

Cash conversion *	(81%)	(69%)

*Cash conversion is calculated as free cash flow from operations divided by earnings from continuing operations

CURTISS-WRIGHT CORPORATION
2015 Earnings Guidance (from Continuing Operations)
As of April 29, 2015
($'s in millions, except per share data)

	2014 Pro	2015 Guidance
	Forma	Low	High
Sales:
Commercial/Industrial	$ 1,228	$ 1,265	$ 1,285
Defense	490	500	515
Power	525	515	530
Total sales	$ 2,243	$ 2,280	$ 2,330

Operating income:
Commercial/Industrial	$ 179	$ 188	$ 191
Defense	83	90	93
Power	51	59	61
Total segments	313	337	345
Corporate and other	(30)	(33)	(33)
Total operating income	$ 282	$ 303	$ 312

Interest expense	$ (36)	$ (37)	$ (38)
Earnings before income taxes	247	267	274
Provision for income taxes	(77)	(85)	(88)
Net earnings	$ 170	$ 181	$ 187

Reported diluted earnings per share	$ 3.46	$ 3.80	$ 3.90
Diluted shares outstanding	49.0	47.8	47.8
Effective tax rate	31.2%	32.0%	32.0%

Operating margins:
Commercial/Industrial	14.5%	14.8%	14.9%
Defense	16.9%	18.0%	18.1%
Power	9.8%	11.4%	11.5%
Total operating margin	12.6%	13.3%	13.4%

Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2015 Sales Growth Guidance by End Market (from Continuing Operations)
As of April 29, 2015

	2015 % Change (vs 2014)
	Low	High

Defense Markets
Aerospace	(2%)	2%
Ground	26%	30%
Navy	(2%)	2%
Total Defense (Including Other Defense)	2%	4%

Commercial Markets
Commercial Aerospace	(2%)	2%
Power Generation	(2%)	2%
General Industrial	5%	9%
Total Commercial	2%	4%

Total Curtiss-Wright Sales	2%	4%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 9,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, the successful sale of our businesses held for sale, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com